FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2012 Second Quarter Results, Announces Calendar 2012 Capital Plan and Increases Quarterly Dividend 25%
BROOMFIELD, Colo. - March 6, 2012 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the second quarter of fiscal 2012 ended January 31, 2012, as well as the Company’s ski season to date metrics through February 26, 2012, and the Company’s calendar year 2012 resort capital plan.

Highlights
•
Mountain net revenue declined by 0.7% for the second quarter of fiscal 2012 compared with the same period in the prior year with a 14.6% decline in skier visits almost entirely offset by a 13.5% increase in season pass revenue, a 9.1% increase in Effective Ticket Price (“ETP”) excluding season pass holders and higher ancillary revenue per skier visit.  Mountain Reported EBITDA and Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) declined by 5.2% and 4.9%, respectively, for the second quarter, compared with the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. of $46.4 million for the second quarter decreased by $8.2 million, or 15.0%, from the second quarter of fiscal 2011.

•
During the quarter we closed on one Ritz-Carlton Residence and four One Ski Hill Place units; post quarter-end we closed on two additional Ritz-Carlton units, realizing net cash proceeds of $23.8 million from real estate sales since the beginning of fiscal 2012 through March 5, 2012.

•	The Company’s Board of Directors authorized a 25% increase in the quarterly cash dividend to $0.1875 per share from $0.15 per share beginning with the dividend payable on April 10, 2012.

•	Announced the calendar year 2012 capital plan of $75-$85 million which includes a new state-of-the-art gondola at the base of Vail Mountain and continued investments in guest facing technology.

•
Revising Resort Reported EBITDA guidance to a range of $205-$215 million, or down 4% to up 1% compared with Resort Reported EBITDA in fiscal 2011, as adjusted for acquisition related seasonal losses and transaction/transition costs as well as a prior year litigation gain.

Commenting on the Company’s fiscal 2012 second quarter results, Rob Katz, Chief Executive Officer said, “This has been one of the most, if not the most, challenging winters for the U.S. ski industry.  We have seen the lowest snowfall levels in over 30 years for our Colorado resorts and weather patterns in Tahoe that have not been seen since the late 1800s.  Given that backdrop, we are very pleased with the strength and stability shown by our operating model, as we reported only modest declines across our major revenue lines in what many would consider a worst case weather scenario, which followed last season’s record setting snowfall.  First, the strength of our season pass program continues to pay significant dividends, with pass sales increasing approximately 12% this season buffering the impact of the decline in visitation on lift revenue.  Second, the continuous investments that we have made to ensure that our assets are the highest quality, including significant snowmaking capabilities that enabled us to have more terrain open than other resorts in the region, and in creating amenities for our guests to enjoy both on mountain and at our resort villages, kept our guests engaged during their vacations.  Third, these investments helped support our ability to increase prices, which contributed to a 9.1% increase in ETP excluding season pass holders, in the quarter.  Fourth, our resorts attract a high income demographic that allowed us to benefit from the enhanced consumer spending, especially in the luxury segment, resulting in significant increases in guest spending per visit on our ancillary businesses including ski school, dining and retail as well as solid results from our Lodging business, which had an ADR increase of 13.8%.  Collectively, these factors stabilized our business even as snowfall conditions were at historical lows and only limited terrain was available throughout the holiday period and into mid-January.”

Katz added, “While the early season was difficult, beginning in mid-January the conditions in Colorado have improved to more normal snowfall levels, allowing us to open nearly all of our Colorado terrain by quarter end, including Vail’s Back Bowls.  Snowfall in Tahoe, however, remained scarce, which had a lingering impact on visitation in that region.  Visits to our Colorado resorts declined 8.8% during the quarter, while Tahoe reported a 32.6% drop in visitation.  Especially given the challenges in Tahoe, which continued throughout January and into early February, we are reducing our fiscal 2012 Resort Reported EBITDA guidance range.  However, conditions in both Colorado and Tahoe have improved dramatically during late February and into early March, and we are excited by the trends we are seeing in the upcoming spring break and Easter periods, particularly given the favorable guest spending trends that we have observed.  As such, we believe fiscal 2012 Resort Reported EBITDA will be close to or modestly behind fiscal 2011.”

For the quarter, our Mountain net revenue declined 0.7% to $315.9 million as higher spending per skier visit, improved lift ticket pricing and strong season pass revenue almost entirely offset the decline in skier visits.  Lift ticket revenue decreased only 0.9% during the quarter due to the increase in season pass revenue and the gain in ETP excluding season pass holders.  Our season pass visitors skied, on average, approximately only one-half day less during the quarter, compared with last year’s record season, and that gap has narrowed as the season has progressed.  Ski school, dining and retail/rental revenue declined 0.1%, 6.4% and 0.6%, respectively, but were up strongly on a per visit basis reflecting the broader improvements in the economy.  Ski school revenue per visit increased 17.0%, dining revenue per visit was higher by 9.5% and retail/rental revenue per visit was up 9.1%.  Mountain Reported EBITDA declined $6.6 million to $120.6 million due to the reduced revenue as well as higher operating expenses, in part due to a $2.2 million increase in snowmaking expense incurred in the quarter as we made snow this year well into January, allowing us to retain and create guest loyalty by ensuring that we had significantly more terrain open than other resorts in the rest of the region, especially in Tahoe.

Regarding Lodging, Katz said, "Lodging results fared better in the second quarter despite the impacts of the unusually low snowfall, both relative to the prior year and to our Mountain segment results, reflecting an improved mix of luxury room nights and the benefits of the higher consumer spending coupled with tight variable expense controls over a lower occupancy base.   Revenue at our owned hotels and managed condominiums decreased 1.4% compared with the prior year, with revenue per available room (“RevPAR”) up 0.8% on a 13.8% increase in Average Daily Rate (“ADR”).  Lodging Reported EBITDA increased $0.3 million to $1.2 million on improved flow-through in the quarter reflecting efforts to reduce expenses given the lower occupancy levels.”

Regarding Real Estate, Katz said, “We are pleased with the rate of new sales at both the Ritz-Carlton Residences, Vail and One Ski Hill Place.  During the quarter, we closed on one Ritz-Carlton Residence and four One Ski Hill Place units and, subsequent to quarter-end, we closed on two additional Ritz Carlton Residences for a total of 13 units sold at both projects since the beginning of fiscal 2012.  We have now closed on 33 whole ownership units at the Ritz-Carlton Residences and 46 One Ski Hill Place units.  While Real Estate Reported EBITDA was a loss of $3.5 million for the second quarter of 2012, net cash proceeds from sales totaled approximately $7.2 million.  Since the start of fiscal 2012 we have generated net cash proceeds of $23.8 million and are more than half way to achieving our targeted full year net cash proceeds goal of $35- $45 million.”

 “Our balance sheet remains in a very strong position,” Katz added.  “We generated $137.4 million of operating cash flow in the six month period ended January 31, 2012, ending the second quarter of fiscal 2012 with Net Debt at 2.1 times trailing twelve months Total Reported EBITDA, and no borrowings under the revolver component of our senior credit facility.  We have virtually no principal payments due on debt until 2019.”

Katz commented, “I am also very pleased to announce that the Board of Directors has approved a 25% increase in the quarterly cash dividend on Vail Resorts common stock to $0.1875 per share payable on April 10, 2012 to shareholders of record as of March 26, 2012.  Our decision to increase the dividend after only nine months since the initial distribution reflects our continued confidence in the cash flow generation of our company and our ability to both invest in the business and return capital to shareholders, even in years with challenging weather.”

Katz added, “Today we also announced our calendar year 2012 capital plan at a range of $75-$85 million, down from our calendar year 2011 spending of $124.5 million, which included approximately $30 million of initial investments in the newly acquired Northstar resort.  The amount of the 2012 capital plan reflects the high quality status of our asset base, the timeline of larger projects in the pipeline as well as our commitment to continually invest in the guest experience.”

Mountain Segment
•	Mountain segment net revenue was $315.9 million for the three months ended January 31, 2012 compared to $318.3 million for the same period in the prior year, a 0.7% decrease.

•	Mountain Reported EBITDA was $120.6 million for the three months ended January 31, 2012 compared to $127.2 million for the same period in the prior year, a 5.2% decline.

Mountain Reported EBITDA includes $1.8 million of stock-based compensation expense for both the three months ended January 31, 2012 and 2011.

Total Mountain net revenue decreased $2.3 million, or 0.7%, for the three months ended January 31, 2012 compared to the three months ended January 31, 2011. The historically low snowfall adversely impacted our results of operations for the three months ended January 31, 2012 compared to the same period in the prior year as our Colorado resorts did not receive any meaningful snowfall until mid-January 2012 and our Tahoe resorts had little or no measurable amounts of snowfall during the entire period.  As a result, total skier visitation was down 14.6% for the three months ended January 31, 2012 compared to the same period in the prior year, with the greatest decline occurring at our Tahoe resorts.  Excluding our Tahoe resorts which were more severely impacted by the lack of snowfall, skier visitation was down 8.8%.

Lift revenue decreased $1.5 million, or 0.9%, for the three months ended January 31, 2012 compared to the same period in the prior year, resulting from a $9.7 million, or 10.3%, decrease in lift revenue excluding season pass revenue, mostly offset by a $8.2 million, or 13.5%,  increase in season pass revenue. The decline in lift revenue excluding season pass revenue was due to a decline in visitation, excluding season pass holders, of 17.7%, partially offset by an increase in ETP, excluding season pass holders, of $5.94, or 9.1%, as the increase in ETP excluding season pass holders, was due primarily to price increases implemented during the current fiscal quarter. The increase in season pass revenue was driven by an approximate 12% increase in pre-ski season pass sales mostly resulting from increased pricing. Total ETP increased $7.28, or 15.9%, due primarily to price increases and a decline in visitation per season pass holders of 11.1%, or approximately one half day on average per season pass holder.

Ski school revenue for the three months ended January 31, 2012 was relatively flat compared to the same period in the prior year, with our Colorado resorts ski school revenue increasing $1.3 million, or 4.3%, compared to the same period in the prior year.  Although all of our resorts were negatively impacted by a decline in skier visitation as discussed above, the impact to ski school revenue resulting from lower visitation was almost entirely offset by improved yields per skier visit. Ski school revenue benefited from an overall 17.0% increase in yield per skier visit primarily due to higher guest participation and pricing.

Dining revenue decreased $1.7 million, or 6.4%, primarily at our Tahoe resorts which were negatively impacted by lower skier visitation, while dining revenue at our Colorado resorts was relatively flat. The adverse impact of lower skier visitation on dining revenue was partially offset by a 9.5% increase in yield per skier visit.

Retail/rental revenue decreased $0.5 million, or 0.6%, for the three months ended January 31, 2012 compared to the same period in the prior year, which was primarily driven by a decline in rental revenue of $1.1 million, or 5.9%. The decline in rental revenue was primarily due to the decline in skier visitation at our Tahoe resorts. Partially offsetting the decline in rental revenue was an increase in retail sales of $0.6 million, or 1.2%. The increase in retail sales was primarily driven by our on-line retailer (acquired in July 2011) which generated $5.9 million in retail sales during the three months ended January 31, 2012. Excluding sales from our on-line retailer, retail sales were down $5.3 million, or 9.5%, primarily occurring at stores proximate to our Tahoe resorts and Any Mountain stores (in the San Francisco bay area) which were down a combined $4.0 million resulting from unseasonably warm weather in the San Francisco bay area and a decline in skier visitation to our Tahoe resorts as discussed above.

    Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue. For the three months ended January 31, 2012, other revenue increased $1.3 million, or 5.3%, compared to the three months ended January 31, 2011, primarily due to higher strategic alliance marketing revenue and municipal service revenue (primarily transportation services provided on behalf of certain municipalities).

    Operating expense increased $4.3 million, or 2.2%, for the three months ended January 31, 2012 compared to the three months ended January 31, 2011, primarily due to a $2.2 million increase in electric utilities expense primarily as a result of snowmaking operations continuing into January in the current year (the prior year had no snowmaking operations in January); $0.7 million of expenses related to the expansion of RFID-enabled lift ticket media to a majority of our lift products; and $0.7 million of expenses related to the introduction of EpicMix Photo in the current year.

    Additionally impacting operating expense was a decline in labor and labor-related benefits of $0.3 million, or 0.5%, for the three months ended January 31, 2012 when compared to the same period in the prior year. Labor costs were favorably impacted by a decrease in staffing levels primarily in ski school and dining as well as reduced bonus expense. Retail cost of sales increased $0.4 million, or 1.5%, due to an increase in retail sales volume primarily generated by our on-line retailer ($3.7 million of cost of sales), mostly offset by a reduction in cost of sales from our retail stores due to lower sales volume.

    Mountain equity investment income, net primarily includes our share of income from the operations of a real estate brokerage joint venture.

Lodging Segment
•
Lodging segment net revenue before payroll reimbursement costs was $42.8 million for the three months ended January 31, 2012 compared to $44.7 million for the same period in the prior year, a 4.3% decrease.

•	For the three months ended January 31, 2012, ADR increased 13.8% and RevPAR increased 0.8% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA was $1.2 million for the three months ended January 31, 2012 compared to $0.9 million for the same period in the prior year, a 37.7% increase.

Lodging Reported EBITDA includes $0.4 million and $0.5 million of stock-based compensation expense for the three months ended January 31, 2012 and 2011, respectively.

    Revenue from owned hotel rooms decreased $0.5 million, or 5.4%, for the three months ended January 31, 2012 compared to the three months ended January 31, 2011, resulting from a decline in occupancy of 6.1 percentage points, mostly offset by an 8.3% increase in ADR. The decline in occupancy was primarily due to a decrease in transient guest visitation at our Colorado lodging resort properties which were adversely impacted by a decrease in skier visitation at our Colorado ski resorts as discussed in the Mountain segment above.  Also negatively impacting revenue from owned hotel rooms for the three months ended January 31, 2012 compared to the same period in the prior year was the closure of a 71 room facility in Breckenridge.  Revenue from managed condominium rooms increased $0.2 million, or 1.3%, for the three months ended January 31, 2012 compared to the three months ended January 31, 2011, primarily due to additional managed condominium units at One Ski Hill Place in Breckenridge and The Ritz-Carlton Residences, Vail, which contributed to a 16.7% increase in ADR. The revenue gains from One Ski Hill Place and The Ritz-Carlton Residences were largely offset by a decline in group business at our Keystone resort.

    Dining revenue for the three months ended January 31, 2012 decreased $0.5 million, or 8.4%, as compared to the three months ended January 31, 2011, mainly due to a decline in group business at our Keystone resort and conversion of an owned restaurant at the Lodge at Vail to a leased facility, partially offset by increased dining revenue at The Arrabelle.  Transportation revenue for the three months ended January 31, 2012 decreased $0.5 million, or 6.4%, as compared to the three months ended January 31, 2011 primarily due to a decrease in passengers of 8.0% resulting from a decline in destination skier visitation at our Colorado resorts.  Other revenue decreased $0.7 million, or 7.3%, during the three months ended January 31, 2012 compared to the same period in the prior year primarily due to lower homeowner association management fee revenue and lower revenue from reimbursed costs (other than payroll) from managed properties.

    Operating expense (excluding reimbursed payroll costs) decreased $2.3 million, or 5.2%, for the three months ended January 31, 2012 compared to the three months ended January 31, 2011, due to a decrease in labor and labor-related benefits of $0.9 million, or 4.2%, due to lower staffing levels associated with decreased occupancy and decreased group and conference business at our Keystone resort. Additionally, general and administrative expense for the three months ended January 31, 2012 decreased $0.5 million, or 6.5%, compared to the same period in the prior year, primarily due to lower Lodging segment component of corporate costs, partially offset by $0.4 million of reorganization related expenses associated with the previously announced reorganization plan for RockResorts. Other expense decreased $0.8 million, or 5.9%, primarily due to a decrease in variable operating costs associated with decreased occupancy, lower food and beverage cost of sales associated with lower volumes and a decrease in reimbursable costs (other than payroll) associated with managed hotel properties.

    Revenue from payroll cost reimbursement and the corresponding reimbursed payroll costs relates to payroll costs at managed hotel properties where we are the employer and all payroll costs are reimbursed by the owners of the properties under contractual arrangements. Since the reimbursements are made based upon the costs incurred with no added margin, the revenue and corresponding expense have no effect on our Lodging Reported EBITDA.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $364.2 million for the three months ended January 31, 2012 compared to $370.0 million for the same period in the prior year.

•	Resort Reported EBITDA was $121.8 million for the three months ended January 31, 2012 compared to $128.1 million for the same period in the prior year, a 4.9% decline.

Real Estate Segment
•	Real Estate segment net revenue was $9.1 million for the three months ended January 31, 2012 compared to $25.1 million for the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $3.5 million for the three months ended January 31, 2012 compared to a negative $0.2 million for the same period in the prior year.

Real Estate Reported EBITDA includes $0.6 million and $0.8 million of stock-based compensation expense for the three months ended January 31, 2012 and 2011, respectively.

Real Estate segment net revenue for the three months ended January 31, 2012 was driven by the closing of four condominium units at One Ski Hill Place ($4.6 million of revenue with an average selling price per unit of $1.1 million and an average price per square foot of $939) and one condominium unit at The Ritz-Carlton Residences, Vail ($2.4 million of revenue and a price per square foot of $1,157). The average price per square foot of both these projects is driven by their premier locations and the comprehensive and exclusive amenities related to these projects. In addition to the revenue generated by the closing of units as noted above, Real Estate net revenue also included $0.8 million of rental revenue from placing unsold units into our rental program.

Operating expense for the three months ended January 31, 2012 included cost of sales of $6.2 million resulting from the closing of four condominium units at One Ski Hill Place (average cost per square foot of $778) and from the closing of one condominium unit at The Ritz-Carlton Residences, Vail (cost per square foot of $969).  The cost per square foot for both these projects is reflective of the high-end features and amenities and high construction costs associated with mountain resort development.  Additionally, sales commissions of approximately $0.5 million were incurred commensurate with revenue recognized. Other operating expense of $5.9 million (including $0.6 million of stock-based compensation expense) was primarily comprised of general and administrative costs which includes marketing expense for the real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor-related benefits and allocated corporate costs.

Total Performance
•	Total net revenue was $373.3 million for the three months ended January 31, 2012 compared to $395.1 million in the same period in the prior year, a 5.5% decrease.

•
Net income attributable to Vail Resorts, Inc. was $46.4 million, or $1.27 per diluted share, for the three months ended January 31, 2012 compared to net income attributable to Vail Resorts, Inc. of $54.6 million, or $1.48 per diluted share, in the same period in the prior year.

Balance Sheet
As of January 31, 2012, we had cash and cash equivalents on hand of $95.6 million, Net Debt of 2.1 times trailing twelve months Total Reported EBITDA and no revolver borrowings under our $400 million senior credit facility that has $332.5 million available for borrowing after considering $67.5 million in currently issued letters of credit.  We have virtually no principal maturities due until 2019.

Stock Repurchase Program
We did not repurchase any shares of common stock during the three months ended January 31, 2012.  Since inception of this stock repurchase program in 2006, we have repurchased an aggregate of 4,468,181 shares at a cost of approximately $170.7 million, or $38.20 per share.  As of January 31, 2012, 1,531,819 shares remained available to repurchase under the existing repurchase authorization.  The repurchases under this program are reviewed by our Board of Directors quarterly and are based on a number of factors including our expected future financial performance, our available cash resources and competing uses for cash that may arise in the future, the restrictions in our senior credit facility and in the indenture governing our 6.50% senior subordinated notes, and the prevailing prices of our common stock and the number of shares that become available for sale at prices that we believe are attractive.

Calendar Year 2012 Resort Capital Expenditure Plan
We currently anticipate we will spend approximately $75 million to $85 million of Resort capital expenditures in calendar 2012, inclusive of Northstar, and including $40 million to $45 million of “maintenance capital” necessary to maintain the appearance and level of service appropriate to our resort operations, including routine replacement of snow grooming equipment and rental equipment.  The centerpiece of the 2012 capital plan is a new, 10-person, state-of-the-art gondola serving as the gateway to Vail Mountain through Vail Village, where almost one-half of our Vail guests start their ski day.  With heated cabins and Wi-Fi, the gondola will set a standard for how guests are transported up a mountain while dramatically reducing wait times by increasing uphill capacity by 40%.  Other key elements of our capital plan include new retail stores at select resorts, implementing a new, state-of-the art retail point-of-sale (“POS”) system with more dynamic pricing capabilities, adding further enhancements to our award-winning EpicMix application, and continued investments in marketing technology initiatives including customer relationship marketing (CRM) systems.  All of the proposed capital projects are subject to applicable regulatory approvals.

Commenting on the calendar year 2012 resort capital expenditure announcement, Katz said, “Our operating philosophy is to continually reinvest in our resorts to offer the absolute highest quality experience to our guests, supporting our pricing strategy and creating very high guest loyalty.  Our commitment to improving our resorts and providing guests with new amenities will continue despite any temporary weather challenges.”

Season-to-Date Metrics through February 26, 2012
The Company is providing an update on the ski season metrics for the comparative periods from the beginning of the ski season through Sunday, February 26, 2012, and for the similar prior year period through Sunday, February 27, 2011, which includes interim period data and is subject to fiscal third quarter end review and adjustments.

•
Season-to-date total lift ticket revenue at the Company’s six mountain resort properties was down approximately 1.5% through February 26, 2012, compared to the prior year season to date period ended February 27, 2011.

•
Season-to-date total skier visits for the Company’s six mountain resort properties were down approximately 12.3% through February 26, 2012, compared to the prior year season to date period ended February 27, 2011.

•
Season-to-date revenue from ski school is up 0.3%, dining is down 4.7%, and retail/rental is down 1.4% through February 26, 2012, compared to the prior year season to date period ended February 27, 2011.

•	Revenue per visit from ski school is up 14.4%, dining is up 8.7% and retail/rental is up 6.2%.

Commenting on the ski season-to-date metrics, Rob Katz said, “Our ski season-to-date metrics reflect visitation improvement from the metrics released earlier in the season due primarily to improving trends at our Colorado resorts.  Visits at our Colorado resorts are down 7.0% season to date as compared to the total visitation decline of 12.3%.  We have benefited from increased pass sales and ETP, excluding season pass holders, resulting in a much lower decline in lift revenue relative to the decline in visitation.  Similarly, revenue from our ancillary businesses has performed better than the visitation decline as we continue to see strong guest spending trends.  In addition, our lodging bookings through our central reservations and directly at our owned and managed properties continue to track ahead of last year’s levels.”

Outlook
 Commenting on the Company’s outlook for the remainder of fiscal 2012, Katz said, “The slow start to the season extended well into January causing a larger-than-anticipated impact on visitation.  Although visitation levels have improved overall, Tahoe continues to track below expectations.  As a result, at this time we are reducing our fiscal 2012 Resort EBITDA guidance.  Our revised guidance calls for Resort Reported EBITDA to be in a range of $205-$215 million.  It is important to note that included in our estimates for Resort Reported EBITDA for fiscal 2012 is a $7.2 million seasonal loss associated with owning Northstar, which did not occur in fiscal 2011, and $2.0 million of estimated seasonal losses and transaction/transition expenses relating to the acquisitions of Kirkwood and Skiinfo.com (based on an expected close in late-March for the Kirkwood acquisition).  However, fiscal 2012 will not include $4.1 million of one-time Northstar acquisition related expenses that occurred primarily in the first quarter of fiscal 2011.  Finally, the first fiscal quarter of 2011 benefited from a $2.9 million favorable litigation settlement in the Lodging segment.  Adjusted for these items, we are forecasting fiscal 2012 Resort EBITDA to be in a range of down 4% to up 1% compared to fiscal 2011.  Our Real Estate EBITDA guidance is modestly higher.  For fiscal 2012, we are anticipating net proceeds from real estate sales to total $35-$45 million partially offset by Real Estate Reported EBITDA of between negative $13 million to negative $21 million, including approximately $3 million of non-cash stock compensation expense, resulting in estimated net positive cash flow from real estate of $20-$30 million. Net income attributable to Vail Resorts, Inc. is now forecast to be in a range of $13-$23 million.”

The following table reflects the forecasted guidance range for our fiscal year ending July 31, 2012, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2012.

	Fiscal 2012 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2012
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$198,000	$208,000
Lodging Reported EBITDA (2)	4,000	10,000
Resort Reported EBITDA (3)	205,000	215,000
Real Estate Reported EBITDA (4)	(21,000)	(13,000)
Total Reported EBITDA	184,000	202,000
Depreciation and amortization	(129,000)	(130,500)
Loss on disposal of fixed assets, net	(1,275)	(1,300)
Investment income	700	700
Interest expense, net	(33,500)	(34,000)
Income before provision for income taxes	20,925	36,900
Provision for income taxes	(8,015)	(13,990)
Net income	12,910	22,910
Net loss attributable to the noncontrolling interests	90	90
Net income attributable to Vail Resorts, Inc.	$13,000	$23,000

(1)	Mountain Reported EBITDA includes approximately $7 million of stock-based compensation.
(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.
(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $3 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

About Vail Resorts
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, and Heavenly and Northstar in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com

Forward Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, including our financial outlook and guidance, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include, but are not limited to, prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions and future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms “Reported EBITDA” and “Net Debt” when reporting our financial results, which terms are non-GAAP financial measures.  We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss.  We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.  See “Reconciliation of Non-GAAP Financial Measures” below for more information.  In addition, for the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	January 31,
	2012	2011
Net revenue:
Mountain	$315,938	$318,277
Lodging	48,306	51,676
Real estate	9,088	25,147
Total net revenue	373,332	395,100
Segment operating expense:
Mountain	195,489	191,224
Lodging	47,093	50,795
Real estate	12,563	25,344
Total segment operating expense	255,145	267,363
Other operating expense:
Depreciation and amortization	(33,050)	(30,276)
Loss on disposal of fixed assets, net	(919)	(400)
Income from operations	84,218	97,061
Mountain equity investment income, net	178	138
Investment income	310	226
Interest expense, net	(8,542)	(8,659)
Income before provision for income taxes	76,164	88,766
Provision for income taxes	(29,743)	(34,209)
Net income	46,421	54,557
Net income attributable to noncontrolling interests	(32)	(6)
Net income attributable to Vail Resorts, Inc.	$46,389	$54,551

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$1.29	$1.52
Diluted net income per share attributable to Vail Resorts, Inc.	$1.27	$1.48
Cash dividends declared per share	$0.15	$--

Weighted average shares outstanding:
Basic	36,005	35,991
Diluted	36,651	36,798

Other Data (unaudited):
Mountain Reported EBITDA	$120,627	$127,191
Lodging Reported EBITDA	1,213	881
Resort Reported EBITDA	121,840	128,072
Real Estate Reported EBITDA	(3,475)	(197)
Total Reported EBITDA	$118,365	$127,875

Mountain stock-based compensation	$1,757	$1,805
Lodging stock-based compensation	399	525
Resort stock-based compensation	2,156	2,330
Real Estate stock-based compensation	632	820
Total stock-based compensation	$2,788	$3,150

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six months ended
	January 31,
	2012	2011
Net revenue:
Mountain	$365,608	$359,056
Lodging	101,900	102,793
Real estate	22,197	174,408
Total net revenue	489,705	636,257
Segment operating expense:
Mountain	294,044	274,360
Lodging	102,394	100,369
Real estate	30,410	170,407
Total segment operating expense	426,848	545,136
Other operating expense:
Depreciation and amortization	(61,980)	(58,008)
Loss on disposal of fixed assets, net	(1,033)	(308)
(Loss) income from operations	(156)	32,805
Mountain equity investment income, net	608	918
Investment income	374	464
Interest expense, net	(16,783)	(16,595)
(Loss) income before benefit (provision) for income taxes	(15,957)	17,592
Benefit (provision) for income taxes	6,644	(6,095)
Net (loss) income	(9,313)	11,497
Net (income) loss attributable to noncontrolling interests	(7)	31
Net (loss) income attributable to Vail Resorts, Inc.	$(9,320)	$11,528

Per share amounts (Note 3):
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(0.26)	$0.32
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(0.26)	$0.31
Cash dividends declared per share	$0.30	$--

Weighted average shares outstanding:
Basic	36,036	35,964
Diluted	36,036	36,637

Other Data (unaudited):
Mountain Reported EBITDA	$72,172	$85,614
Lodging Reported EBITDA	(494)	2,424
Resort Reported EBITDA	71,678	88,038
Real Estate Reported EBITDA	(8,213)	4,001
Total Reported EBITDA	$63,465	$92,039

Mountain stock-based compensation	$4,317	$3,756
Lodging stock-based compensation	1,001	1,082
Resort stock-based compensation	5,318	4,838
Real Estate stock-based compensation	1,502	1,611
Total stock-based compensation	$6,820	$6,449

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
Net Mountain revenue:
Lift tickets	$153,699	$155,173	(0.9)%	$153,699	$155,173	(0.9)%
Ski school	37,252	37,296	(0.1)%	37,252	37,296	(0.1)%
Dining	24,722	26,405	(6.4)%	30,369	30,512	(0.5)%
Retail/rental	73,850	74,320	(0.6)%	100,814	96,373	4.6%
Other	26,415	25,083	5.3%	43,474	39,702	9.5%
Total Mountain net revenue	$315,938	$318,277	(0.7)%	$365,608	$359,056	1.8%
Mountain operating expense:
Labor and labor-related benefits	$72,108	$72,438	(0.5)%	$101,648	$97,120	4.7%
Retail cost of sales	29,427	28,983	1.5%	44,957	41,641	8.0%
Resort related fees	16,738	16,812	(0.4)%	17,820	17,636	1.0%
General and administrative	32,415	31,657	2.4%	58,910	55,846	5.5%
Other	44,801	41,334	8.4%	70,709	62,117	13.8%
Total Mountain operating expense	$195,489	$191,224	2.2%	$294,044	$274,360	7.2%
Mountain equity investment income, net	178	138	29.0%	608	918	(33.8)%
Mountain Reported EBITDA	$120,627	$127,191	(5.2)%	$72,172	$85,614	(15.7)%

Total skier visits	2,900	3,395	(14.6)%	2,900	3,395	(14.6)%
ETP	$53.00	$45.71	15.9%	$53.00	$45.71	15.9%

Vail Resorts, Inc.
Lodging Segment Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)
			Percentage Increase (Decrease)			Percentage Increase (Decrease)
	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2012	2011		2012	2011
Lodging net revenue:
Owned hotel rooms	$8,691	$9,188	(5.4)%	$20,723	$20,940	(1.0)%
Managed condominium rooms	13,594	13,421	1.3%	19,140	18,177	5.3%
Dining	5,094	5,560	(8.4)%	14,651	15,516	(5.6)%
Transportation	7,089	7,570	(6.4)%	8,791	9,213	(4.6)%
Golf	--	--	--	7,573	7,090	6.8%
Other	8,324	8,981	(7.3)%	17,773	18,162	(2.1)%
	42,792	44,720	(4.3)%	88,651	89,098	(0.5)%
Payroll cost reimbursement	5,514	6,956	(20.7)%	13,249	13,695	(3.3)%
Total Lodging net revenue	$48,306	$51,676	(6.5)%	$101,900	$102,793	(0.9)%
Lodging operating expense:
Labor and labor-related benefits	$20,839	$21,745	(4.2)%	$43,408	$43,611	(0.5)%
General and administrative	7,630	8,158	(6.5)%	15,158	15,230	(0.5)%
Other	13,110	13,936	(5.9)%	30,579	27,833	9.9%
	41,579	43,839	(5.2)%	89,145	86,674	2.9%
Payroll cost reimbursement	5,514	6,956	(20.7)%	13,249	13,695	(3.3)%
Total Lodging operating expense	$47,093	$50,795	(7.3)%	$102,394	$100,369	2.0%
Lodging Reported EBITDA	$1,213	$881	37.7%	$(494)	$2,424	(120.4)%

Owned hotel statistics:
ADR	$223.98	$206.82	8.3%	$202.64	$190.54	6.4%
RevPAR	$120.49	$123.91	(2.8)%	$109.56	$114.11	(4.0)%

Managed condominium statistics:
ADR	$387.57	$332.05	16.7%	$323.70	$287.52	12.6%
RevPAR	$121.65	$118.99	2.2%	$75.57	$81.89	(7.7)%

Owned hotel and managed condominium statistics (combined):
ADR	$323.41	$284.21	13.8%	$259.87	$236.84	9.7%
RevPAR	$121.33	$120.32	0.8%	$86.62	$92.92	(6.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2012	2011
Real estate held for sale and investment	$257,169	$281,699
Total Vail Resorts, Inc. stockholders' equity	$807,261	$806,439

Long-term debt	$490,302	$495,049
Long-term debt due within one year	1,058	2,708
Total debt	491,360	497,757
Less: cash and cash equivalents	95,642	97,251
Net Debt	$395,718	$400,506

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

    Presented below is a reconciliation of Total Reported EBITDA to net income (loss) attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2012 and 2011.

	(In thousands)
	(Unaudited)
	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
Mountain Reported EBITDA	$120,627	$127,191	$72,172	$85,614
Lodging Reported EBITDA	1,213	881	(494)	2,424
Resort Reported EBITDA*	121,840	128,072	71,678	88,038
Real Estate Reported EBITDA	(3,475)	(197)	(8,213)	4,001
Total Reported EBITDA	118,365	127,875	63,465	92,039
Depreciation and amortization	(33,050)	(30,276)	(61,980)	(58,008)
Loss on disposal of fixed assets, net	(919)	(400)	(1,033)	(308)
Investment income	310	226	374	464
Interest expense, net	(8,542)	(8,659)	(16,783)	(16,595)
Income (loss) before (provision) benefit for income taxes	76,164	88,766	(15,957)	17,592
(Provision) benefit for income taxes	(29,743)	(34,209)	6,644	(6,095)
Net income (loss)	46,421	54,557	(9,313)	11,497
Net (income) loss attributable to noncontrolling interests	(32)	(6)	(7)	31
Net income (loss) attributable to Vail Resorts, Inc.	$46,389	$54,551	$(9,320)	$11,528
* Resort represents the sum of Mountain and Lodging

    Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2012.

(In thousands)
(Unaudited)
Twelve Months Ended
January 31, 2012
Mountain Reported EBITDA	$199,725
Lodging Reported EBITDA	5,837
Resort Reported EBITDA*	205,562
Real Estate Reported EBITDA	(17,249)
Total Reported EBITDA	188,313
Depreciation and amortization	(121,929)
Loss on disposal of fixed assets, net	(1,280)
Asset impairment charge	(2,561)
Investment income	629
Interest expense, net	(33,829)
Loss on extinguishment of debt	(7,372)
Income before provision for income taxes	21,971
Provision for income taxes	(8,359)
Net income	$13,612
Net loss attributable to noncontrolling interests	29
Net income attributable to Vail Resorts, Inc.	$13,641
* Resort represents the sum of Mountain and Lodging

    The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2012.

	(In thousands)
	(Unaudited)
	As of January 31, 2012
Long-term debt	$490,302
Long-term debt due within one year	1,058
Total debt	491,360
Less: cash and cash equivalents	95,642
Net Debt	$395,718

Net Debt to Total Reported EBITDA	2.1	x